Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Members of S1 Holdco, LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of S1 Holdco, LLC and its subsidiaries (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of operations, of comprehensive income, of changes in members’ deficit and of cash flows for each of the three years in the period ended December 31, 2021, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

April 1, 2022

We have served as the Company’s auditor since 2020.

S1 Holdco, LLC and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	As of December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$47,896	$29,013
Accounts receivable, net of allowance for doubtful accounts	90,203	71,140
Prepaid expenses and other current assets	7,689	3,016

Total current assets	145,788	103,169

Restricted cash	743	—
Property and equipment, net	830	1,057
Internal-use software development costs, net	11,213	9,660
Intangible assets, net	50,368	59,009
Goodwill	44,820	44,820
Due from related party	2,469	969
Other non-current assets	680	—

Total assets	$256,911	$218,684

LIABILITIES AND MEMBERS’ DEFICIT
Current liabilities:
Accounts payable	$72,846	$52,104
Accrued expenses and other current liabilities	33,255	19,039
Notes payable, current	170,453	9,374

Total current liabilities	276,554	80,517

Notes payable, non-current	—	170,595
Other liabilities	8,758	15,801

Total liabilities	285,312	266,913

Commitments and contingencies (Note 11)
Members deficit:
Members’ deficit in S1 Holdco	(28,829)	(47,886)
Accumulated other comprehensive income (loss)	428	(343)

Total members’ deficit	(28,401)	(48,229)

Total liabilities and members’ deficit	$256,911	$218,684

See notes to consolidated financial statements.

S1 Holdco, LLC and Subsidiaries

Consolidated Statements of Operations

(In thousands, except for per unit data)

	For the Years Ended December 31,
	2021	2020	2019
Revenue	$688,389	$475,977	$407,493

Operating costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	521,113	340,996	275,770
Salaries, commissions, and benefits	66,747	55,548	48,389
Selling, general, and administrative	35,813	22,979	19,960
Depreciation and amortization	13,885	13,832	11,244

Total operating costs and expenses	637,558	433,355	355,363

Operating income	50,831	42,622	52,130
Interest expense	16,870	24,351	26,033
Other expense	—	—	1,146

Income from continuing operations before income tax	33,961	18,271	24,951
Income tax expense	965	1,907	702

Net income from continuing operations	32,996	16,364	24,249
Income (loss) from discontinued operations, net of taxes	—	47,397	(15,454)

Net income	$32,996	$63,761	$8,795

Net income per unit from continuing operations attributable to S1 Holdco, LLC:
Basic and Diluted	$1.61	$0.80	$1.18

Net income (loss) per unit from discontinued operations attributable to S1 Holdco, LLC:
Basic and Diluted	$—	$2.31	$(0.75)

Weighted average membership units outstanding
Basic and Diluted	20,488	20,488	20,488

See notes to consolidated financial statements.

S1 Holdco, LLC and Subsidiaries

Consolidated Statements of Comprehensive Income

(In thousands)

	For the Years Ended December 31,
	2021	2020	2019
Net income	$32,996	$63,761	$8,795
Other comprehensive income (loss)
Foreign currency translation adjustments	771	(224)	(119)

Comprehensive income	$33,767	$63,537	$8,676

See notes to consolidated financial statements.

S1 Holdco, LLC and Subsidiaries

Consolidated Statements of Changes in Members’ Deficit

(In thousands)

	Members’ Capital	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total Members’ Deficit
BALANCE—January 1, 2019	$(77,530)	$—	$17,873	$(59,657)
Net income	8,795	—	—	8,795
Accumulated other comprehensive income	—	(119)	—	(119)
Share-based compensation expense	1,764	—	—	1,764
Change in non-controlling interest	—	—	(15,455)	(15,455)
Distribution to Court Square Capital Partners	(1,489)	—	—	(1,489)
Contribution from OpenMail	7,257	—	—	7,257
Distribution to OpenMail	(7,166)	—	—	(7,166)

BALANCE—December 31, 2019	$(68,369)	$(119)	$2,418	$(66,070)
Net income	63,761	—	—	63,761
Disposal of noncontrolling interest in Protected	—	—	(2,418)	(2,418)
Distributions to members from sale of Protected	(28,765)	—	—	(28,765)
Share-based compensation expense	1,012	—	—	1,012
Accumulated other comprehensive income	—	(224)	—	(224)
Distribution to Court Square Capital Partners	(11,975)	—	—	(11,975)
Contribution from OpenMail	2,255	—	—	2,255
Distribution to OpenMail	(5,805)	—	—	(5,805)

BALANCE—December 31, 2020	$(47,886)	$(343)	$—	$(48,229)
Net income	32,996	—	—	32,996
Share-based compensation expense	413	—	—	413
Accumulated other comprehensive income	—	771	—	771
Distribution to Court Square Capital Partners	(8,257)	—	—	(8,257)
Contribution from OpenMail	227	—	—	227
Distribution to OpenMail	(6,322)	—	—	(6,322)

BALANCE—December 31, 2021	$(28,829)	$428	$—	$(28,401)

See notes to consolidated financial statements.

S1 Holdco, LLC and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

	For the Years Ended December 31,
	2021	2020	2019
Cash Flows from Operating Activities:
Net income	$32,996	$63,761	$8,795
Net income (loss) from discontinued operations	—	47,397	(15,454)

Net income from continuing operations	32,996	16,364	24,249
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,885	13,832	11,244
Share-based compensation	413	1,192	1,764
Amortization of debt issuance costs	2,261	3,521	2,548
Write-down of contingent consideration liability	—	—	(800)
Change in fair value of contingent consideration and former CEO equity interest	7,054	5,950	1,727
Deferred tax (benefits) expense	(981)	32	(2,143)
Changes in operating assets and liabilities-net of effect of acquisitions:
Accounts receivable, net of allowance for doubtful accounts	(19,064)	6,833	(10,950)
Due from related party	—	(28)	—
Prepaids and other assets	(4,968)	(1,076)	516
Accounts payable	20,756	4,234	3,739
Accrued expenses and other current liabilities	12,113	1,143	(3,318)
Deferred revenue	82	415	(169)
Other long-term liabilities	(3,842)	(5)	430

Net cash provided by operating activities of continuing operations	60,705	52,407	28,837
Net cash provided by (used for) operating activities of discontinued operations	—	(5,860)	3,875

Net cash provided by operating activities	60,705	46,547	32,712

Cash Flows from Investing Activities:
Purchases of property and equipment	(49)	(19)	(1,186)
Proceeds from sale of Protected	—	74,544	—
Expenditures for internal-use software development costs	(6,486)	(6,112)	(5,510)
Purchase of business—net of cash acquired	—	—	(35,941)

Net cash provided by (used for) investing activities of continuing operations	(6,535)	68,413	(42,637)
Net cash used for investing activities of discontinued operations	—	(247)	(120)

Net cash provided by (used for) investing activities	(6,535)	68,166	(42,757)

Cash Flows from Financing Activities:
Proceeds from term loan	—	—	35,000
Proceeds from line of credit	—	20,000	32,000
Repayment of term loan	(11,636)	(63,423)	(6,380)
Repayment of line of credit	—	(34,862)	(32,000)
Payments for deferred financing cost	(382)	—	—
Related party loan	(1,500)	—	—
Member capital contributions	227	2,255	7,257
Payments on contingent consideration from purchase of companies	(6,715)	(5,500)	—
Payments for financing costs	—	—	(1,075)
Distributions to members from sale of Protected	—	(28,765)	—
Distributions to members	(14,579)	(17,780)	(8,655)

Net cash provided by (used for) financing activities	(34,585)	(128,075)	26,147
Effect of exchange rate changes in cash, cash equivalent and restricted cash	41	(450)	(148)

Net Increase (decrease) in cash	19,626	(13,812)	15,954
Cash and cash equivalents and restricted cash, beginning of year	29,013	42,825	26,871

Cash and cash equivalents and restricted cash, end of year	$48,639	$29,013	$42,825

Reconciliation of cash, cash equivalents and restricted cash to the Consolidated Balance Sheets:
Cash and cash equivalents	$47,896	$29,013	$39,136
Restricted cash	$743	$—	$3,689

Total cash, cash equivalents and restricted cash	$48,639	$29,013	$42,825

Supplemental cash flow information:
Cash paid for interest	$14,740	$22,227	$21,442
Cash paid for taxes	$2,750	$4,397	$55

See notes to consolidated financial statements.

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

S1 Holdco, LLC and subsidiaries (“S1 Holdco,” “System1,” or the “Company”) is an omnichannel customer acquisition platform, delivering high-intent customers to advertisers. The Company provides these services through its proprietary responsive acquisition marketing platform, or RAMP. Operating seamlessly across major advertising networks and advertising category verticals to acquire users on its behalf, RAMP allows the Company to monetize these acquired users through its relationships with third party advertisers and advertising networks, which the Company refers to as its “Advertising Partners”. RAMP also allows third party advertising platforms and publishers, which the Company refers to as its “Network Partners”, to send user traffic to and monetize user traffic on the Company’s websites. RAMP is integrated across the Company’s network of owned and operated websites and related products, allowing the Company to monetize user traffic that the Company sources from acquisition marketing channels, including Google, Facebook and Taboola.

Through RAMP, the Company processes approximately almost 15 million daily advertising campaign optimizations and ingests 6 billion rows of data daily across 50 advertising verticals. The Company is able to efficiently monetize user intent by linking data on consumer engagement, such as first party search data, with data on monetization and advertising spend. This context-enriched data, combined with the Company’s proprietary and data science driven algorithms, creates a closed-loop system that is not reliant on personally identifiable information or information obtained through third-party cookies, but which allows RAMP to efficiently match consumer demand with the appropriate advertiser or advertising experience across advertising verticals.

The Company was founded in 2013 with a focus on monetizing user traffic acquired by its network. Since launching, the Company has expanded to support additional advertising formats across numerous advertising platforms, and has acquired several leading websites, enabling the Company to control user acquisition and experience, and monetize user traffic on its own behalf. Today the Company owns and operates over 40 websites, including search engines like info.com and Startpage.com, and publishing digital media sites and utilities such as HowStuffWorks, Mapquest and ActiveBeat.

S1 Holdco, LLC was formed as a limited liability company (LLC) under the laws of the State of Delaware on July 25, 2017. On August 22, 2017, OpenMail LLC (“OpenMail”) entered into a transaction (the “Transaction”) with Court Square Capital Partners and its related entities (“Court Square”), whereby Court Square obtained a 51% interest in S1 Holdco through its own contributions and a recapitalization and distribution to the members of OpenMail. The Company is governed by an LLC agreement between Court Square and OpenMail. All the management powers over the business and affairs of the Company are retained by the board of directors, including the approval of debt transactions, issuance or transfer of membership units (the “Units”), approval to buy and sell Company assets or any other significant transaction, and declaring and making distributions.

As of December 31, 2021, the board of directors is composed of three individuals designated by Court Square, and two individuals designated by OpenMail. However, in addition to a majority vote, board of directors’ actions must be approved by at least one Court Square director and one OpenMail director. Consequently, the Company has determined that its members share power and, thus, there was no change in control as of the date of the Transaction.

The Company’s primary operations are in the United States; however, the Company also has operations in Canada, the United Kingdom, Germany, Israel, Hungary and the Netherlands. Operations outside the United States are subject to risks inherent in operating under different legal systems and various political and economic environments. Among the risks are changes in existing tax laws, possible limitations on foreign investment and income repatriation, government price or foreign exchange controls, and exposure to currency exchange fluctuations. The Company does not engage in hedging activities to mitigate its exposure to fluctuations in foreign currency exchange rates. Revenue attributable to the United States represents 95%, 98% and 97% of total revenue for the years ended December 31, 2021, 2020 and 2019, respectively, and long-lived assets attributable to the United States represent 86% and 87% of total long-lived assets as of December 31, 2021 and 2020, respectively.

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

On October 16, 2018, System1 SS Protect Holdings, Inc., a subsidiary of System1, acquired a 50.1% interest in SS Protect Limited (“Protected”) for a total consideration of $55,000. System1 consolidated Protected under the voting model of ASC 810, Consolidation, since the Company controlled three of five board seats or 60% of the voting rights of Protected.

On November 13, 2020 the Company disposed of its interest in Protected in a sale to a group led by Protected and System1 management. Accordingly, the results of Protected have been accounted for as discontinued operations for the periods ended December 31, 2020 and prior.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). The accompanying consolidated financial statements include the accounts of S1 Holdco, LLC and its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Capital Resources and Liquidity

To date, the Company’s available liquidity and operations have been financed through member contributions and loans, loan facilities, and cash flows from operations. The Company is subject to certain business risks, including dependence on key employees, dependence on key contracts, competition from alternative technologies, market acceptance, and dependence on growth to achieve its business plan. The Company’s revenue is dependent on three key Advertising Partners, which are Google, Yahoo!, and Microsoft, which comprised 84%, 2%, and 5%, respectively, of the Company’s revenue for the year ended December 31, 2021, 82%, 5% and 4% of the Company’s revenue for the year ended December 31, 2020, and 75%, 7%, and 7% of the Company’s revenue for the year ended December 31, 2019. The Company has (i) two paid search advertising partnership contracts with Google, (ii) one paid search advertising partnership contract with Yahoo!, and (iii) one paid search advertising partnership contract with Microsoft. One of the Google contracts was renewed with an effective date of March 1, 2021, and has a two-year term through February 28, 2023. The other Google contract was renewed with a one-year term through April 30, 2021, and in July of 2021 was extended to July 1, 2022. The Yahoo! contract (which consolidated three separate and pre-existing contracts into a single contract) was entered into effective as of December 1, 2020, and has an initial two year term ending November 30, 2022. All arrangements under the Microsoft contract expired on November 30, 2021 and the parties agreed to a three-month extension through February 28, 2022, and then the contract auto-renewed on a month to month basis as the parties finalize a renewal or long-term extension of this arrangement. All four agreements may be terminated by the respective Advertising Partner immediately or with minimal notice under certain circumstances.

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

Impact of COVID-19

The worldwide spread of COVID-19 has resulted, and is expected to continue to result, in a global slowdown of economic activity which is likely to decrease demand for a broad variety of goods and services, including those provided by the Company’s clients, while also disrupting sales channels and advertising and marketing activities for an unknown period of time until the virus is contained or economic activity normalizes. The Company’s revenue in 2021 increased by 45% compared to 2020 despite the headwinds created by the COVID-19 pandemic. The extent to which ongoing and future developments related to the global impact of the COVID-19 pandemic and related vaccination measures designed to curb its spread continue to impact its business, financial condition and results of operations, all of which cannot be predicted with certainty. Many of these ongoing and future developments are beyond its control, including the speed of contagion, the development, distribution and implementation of effective preventative or treatment measures, including vaccines (and vaccination rates), the scope of governmental and other restrictions on travel, discretionary services and other activity, and the public reactions and receptiveness to these developments.

A summary of the significant accounting policies followed by the Company in the preparation of the accompanying consolidated financial statements is set forth below.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period.

Significant estimates and assumptions reflected in these consolidated financial statements include, but are not limited to, valuation of goodwill and long-lived assets for impairment and inputs into the valuation of the Company’s share-based compensation awards. Significant estimates affecting the consolidated financial statements have been prepared on the basis of the most current and best available information, including historical experience, known trends and other market-specific or other relevant factors that the Company believes to be reasonable. On an ongoing basis, management evaluates its estimates, as there are changes in circumstances, facts and experience. Changes in estimates are recorded in periods which they become known. However, actual results from the resolution of such estimates and assumptions may vary from those used in the preparation of the consolidated financial statements. The full extent to which the COVID-19 pandemic will directly or indirectly impact the Company’s business, results of operations and financial condition will depend on future developments that are highly uncertain. The Company’s business, results of operations and financial condition may be impacted by new information that may emerge concerning COVID-19 and the actions taken to contain or treat it, and the economic impact on its customers and markets. The Company has made estimates of the impact of COVID-19 within its financial statements and there may be changes to those estimates in future periods. Actual results may differ from these estimates.

Cash and cash equivalents

Cash and cash equivalent consist of cash in banks and bank deposits. The Company’s cash balance consists of amounts held as bank deposits.

Accounts receivable

Accounts receivable represent amounts due from the Advertising Partners and are stated at the amount the Company expects to collect from outstanding balances and do not bear interest. The Company considers the following factors when determining the collectability of specific customer accounts: past transaction history with the customer, and current economic industry trends. These receivables have historically been paid timely. Due to the nature of the accounts receivable balance, the Company believes there is no significant risk of non-collection and no allowance for doubtful accounts is required as of December 31, 2021 and 2020, respectively. The payment terms for the Company’s accounts receivable are typically 30 days.

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

Concentration of credit risk

Financial instruments that potentially subject the Company to credit risk consist principally of cash and accounts receivable. Cash is deposited with high-credit-quality financial institutions and, at times, such balances with any one financial institution may exceed the insurance limits of the prevailing regulatory body. Historically, the Company has not experienced any losses related to these balances and believes that there is minimal risk of expected future losses. However, there can be no assurance that there will not be losses on these deposits.

Accounts receivable are primarily derived from advertisers located inside the United States. As of December 31, 2021, the Company’s two largest Advertising Partners; Google and Yahoo! represented 72% and 10%, respectively, of the Company’s accounts receivables balance. As of December 31, 2020, the Company’s two largest Advertising Partners; Google and Yahoo! represented 67% and 13%, respectively, of the Company’s accounts receivables balance.

Foreign Currency

The Company’s reporting currency is the US dollar. The balance sheet accounts have been translated using the exchange rates in effect at the balance sheet date. The statement of operations amounts have been translated using the average exchange rate for the month in which the activity related. Accumulated net translation adjustments and foreign currency transaction gains/losses resulting from exchange rate fluctuations on transactions denominated in a currency other than the functional currency were not material.

Fair Value of Financial Instruments

The Company applies the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 820, Fair Value Measurements and Disclosures, which provides a single authoritative definition of fair value, sets out a framework for measuring fair value, and expands on required disclosures about fair value measurement.

The provisions of ASC 820 relate to financial and nonfinancial assets and liabilities, as well as other assets and liabilities carried at fair value on a recurring basis.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability, or an exit price, in the principal or most advantageous market for that asset or liability in an orderly transaction between market participants on the measurement date.

The Company measures fair value based on a three-level hierarchy of inputs, maximizing the use of observable inputs, where available, and minimizing the use of unobservable inputs when measuring fair value. A financial instrument’s level within the three-level hierarchy is based on the lowest level of input that is significant to the fair value measurement.

The three-level hierarchy of inputs is as follows:

Level 1: Observable inputs such as unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

Level 2: Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. These inputs are based on the Company’s own assumptions about current market conditions and require significant management judgment or estimation.

Financial instruments consist of cash equivalents, restricted cash, accounts receivable, other assets accounted for at fair value, accounts payable and accrued liabilities. Cash equivalents and restricted cash, are stated at fair value on a recurring basis. Accounts receivable, accounts payable, and accrued liabilities are stated at their carrying value, which approximates fair value due to the short time to the expected receipt or payment date. The carrying amount of the Company’s outstanding debt approximates the fair value. The Company classify the fair value of debt within Level 2 in the fair value hierarchy.

The Company does not have any assets that are required to be carried at fair value on a recurring basis at December 31, 2021 and 2020, respectively. The Company’s liabilities measured at fair value relate to the Former CEO equity interest and Contingent Consideration.

The fair value of the former CEO equity interest was determined with an option pricing model and utilizing significant unobservable inputs for a discount for lack of marketability and projected financial information. The fair value Contingent Consideration was determined with an option pricing model and contains significant unobservable inputs for projected financial information.

Changes in estimated fair value of Level 3 financial liabilities for the years ended December 31, 2021 and December 31, 2020, respectively, are as follows:

	Contingent consideration	Former CEO equity interest*
Fair value of liabilities at January 1, 2019	$(8,900)	$—
Additions	(2,200)	—
Change in fair value	73	(1,000)

Fair value of liabilities at December 31, 2019	$(11,027)	$(1,000)
Settlements	5,500	—
Change in fair value	(2,713)	(3,236)

Fair value of liabilities at December 31, 2020	$(8,240)	$(4,236)
Settlements	6,716	—
Change in fair value	(158)	(6,896)

Fair value at December 31, 2021	$(1,682)	$(11,132)

*	Former CEO equity interest as further described in executive compensation Note 11.

The total impact of changes in fair values related to Contingent Consideration and Former CEO equity interest are included in selling, general and administrative expenses, and salaries, commissions and benefits expenses, respectively in the consolidated statements of operations.

Certain assets, including intangible assets, are also subject to measurement at fair value on a nonrecurring basis if they are deemed to be impaired as a result of an impairment review. The fair value of these assets is determined using unobservable inputs to fair value the assets.

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

Restricted cash

The Company had restricted cash of $743 as of December 31, 2021, which was held at the Company’s financial institution to secure the Company’s letter of credit for its Marina del Rey, California facility lease. There was no restricted cash as of December 31, 2020.

Property and equipment, net

Property and equipment, net are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Estimated useful lives are three (3) years for computer equipment and software, seven (7) years for furniture and equipment, and the shorter of the remaining lease term or estimated useful life for leasehold improvements. Repairs and maintenance are charged to expense as incurred, while improvements are capitalized. Upon the sale or retirement of property and equipment, the accounts are relieved of the cost and the related accumulated depreciation, and any resulting gain or loss is included in the consolidated statement of operations.

Internal-use software development costs, net

The Company capitalizes certain internal-use software development costs associated with creating and enhancing internally developed software related to the Company’s technology infrastructure. These costs include personnel and related employee benefits’ expenses for employees who are directly associated with and who devote time to software projects and external direct costs of materials and services consumed in developing or obtaining the software. Software development costs that do not meet the qualification for capitalization are expensed as incurred and recorded in salaries, commissions, and benefits expense in the consolidated statement of operations.

Software development activities generally consist of three stages: (i) the planning stage, (ii) the application and infrastructure development stage, and (iii) the post-implementation stage. Costs incurred in the planning and post implementation stages of software development, including costs associated with the post configuration training and repairs and maintenance of the developed technologies, are expensed as incurred. The Company capitalizes costs associated with software developed for internal use when the preliminary project stage is completed, management has authorized further funding for the completion of the project, and it is probable that the project will be completed and performed as intended. Costs incurred in the application and infrastructure development stages, including significant enhancements and upgrades, are capitalized. Capitalization ends once a project is substantially complete, and the software and technologies are ready for their intended purpose. Internal-use software development costs are amortized using a straight-line method over an estimated useful life of three (3) years, commencing when the software is ready for its intended use. The straight-line recognition method approximates the manner in which the expected benefit will be derived. The Company does not transfer ownership of its software, or lease its software, to third parties.

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

Intangible assets

Intangible assets primarily consist of acquired developed technology and trade names/trademarks. The Company determines the appropriate useful life based on its estimate of economic useful life. Intangible assets are amortized over their estimated useful lives using a straight-line method, which approximates the pattern in which the economic benefits are consumed. The estimated useful lives of the Company’s intangible assets are as follows:

	Useful Life
	(Years)
Developed technology	4
Customer relationships	5	—	10
Trademarks and trade names	10	—	12
Noncompete	2
Professional service agreement	3
Other intangibles	3

The weighted average amortization period for all intangibles is 9 years.

Impairment of Long-Lived Assets

The Company assesses the recoverability of its long-lived assets when events or changes in circumstances indicate that their carrying value may not be recoverable. Such events or changes in circumstances may include a significant adverse change in the extent or manner in which a long-lived asset is being used; significant adverse change in legal factors or in the business climate that could affect the value of a long-lived asset; an accumulation of costs significantly in excess of the amount originally expected for the acquisition or development of a long-lived asset; current or future operating or cash flow losses that demonstrate continuing losses associated with the use of a long-lived asset; or a current expectation that, more likely than not, a long-lived asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. The Company performs impairment testing at the asset group level that represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. The Company assesses recoverability of a long-lived asset by determining whether the carrying value of the asset group can be recovered through projected undiscounted cash flows over their remaining lives. If the carrying value of the asset group exceeds the forecasted undiscounted cash flows, an impairment loss is recognized and measured as the amount by which the carrying amount exceeds the estimated fair value. An impairment loss is charged to operations in the period in which management determines such impairment. Management has determined there to be no impairment of long-lived assets during the years ended December 31, 2021, 2020 and 2019.

Business Combinations

The results of a business acquired in a business combination are included in the Company’s consolidated financial statements from the date of acquisition. The Company allocates the purchase price, which is the sum of the consideration provided which may consist of cash, equity, or a combination of the two, in a business combination to the identifiable assets and liabilities of the acquired business at their acquisition-date fair values. Any excess amount paid over the identifiable net assets is recorded as goodwill. The goodwill is non-deductible for tax purposes. The process for estimating the fair values of the acquired business involves the use of significant estimates and assumptions, including estimating average industry purchase price multiples and estimating future cash flows. The Company estimates the fair value based on assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, not to exceed one year from the date of acquisition, the Company may record adjustments to the assets acquired and liabilities assumed, with a corresponding offset to goodwill. At the conclusion of the measurement period, any subsequent adjustments are reflected in the Company’s consolidated statements of operations.

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

Transaction costs associated with business combinations are expensed as incurred and are included in selling, general and administrative expenses in the Company’s consolidated statements of operations. When purchase consideration includes contingent consideration, the Company records the fair value of the contingent consideration as of the date of acquisition and subsequently remeasures the contingent consideration at fair value each reporting period through earnings.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets acquired and identifiable intangibles in a business combination. The Company accounts for goodwill in accordance with Accounting Standards Codification (“ASC”) 350, Intangibles—Goodwill and Other, which requires the Company to test goodwill at the reporting unit level for impairment at least annually.

The Company has the option to assess goodwill for possible impairment by performing a qualitative analysis to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying amount or to perform the quantitative impairment test. The quantitative test involves comparing the estimated fair value of a reporting unit with its respective book value, including goodwill. If the estimated fair value exceeds book value, goodwill is considered not to be impaired. If, however, the fair value of the reporting unit is less than book value, an impairment loss is recognized in an amount equal to the excess.

The determination of fair values requires us to make significant estimates and assumptions. These estimates include, but are not limited to future expected cash flows from a market participant perspective, discount rates, industry data and management’s prior experience. Unanticipated events or circumstances may occur that could affect the accuracy or validity of such assumptions, estimates or actual results.

The Company tests for goodwill impairment annually at December 31st. During the years ended December 31, 2021, 2020, and 2019, there were no impairment charges recorded on goodwill. In 2021 and 2019, the Company performed qualitative goodwill assessments at December 31, 2021 and December 31, 2019 and concluded it was not more likely than not that the fair values of its reporting units are less than its carrying amount. In 2020, the Company performed a quantitative goodwill assessment at December 31, 2020, where the fair value exceeded the carrying value for all the reporting units and, accordingly, the Company concluded that there was no impairment of goodwill at December 31, 2020.

Operating Leases

The Company records rent expense for operating leases on a straight-line basis over the lease term. The Company begins recognition of rent expense on the date of initial possession, which is generally when the Company enters the leased premises and begins to make improvements in preparation for its intended use. The Company accounts for the difference between the straight-line expense and rent paid as a deferred rent liability.

Noncontrolling Interests

Interests held by third parties in consolidated majority-owned subsidiaries are presented as noncontrolling interests, which represents the noncontrolling stockholders’ interests in the underlying net assets of the Company’s consolidated majority-owned subsidiaries. Noncontrolling interests that are reported in the equity section of the Consolidated Balance Sheets.

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

Revenue Recognition

The Company recognizes revenue when control of the promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration it expects to be entitled to in exchange for those goods or services. The Company determines revenue recognition through the following steps:

•	Identification of a contract with a customer,

•	Identification of the performance obligations in the contract,

•	Determination of the transaction price,

•	Allocation of the transaction price to the performance obligations in the contract, and

•	Recognition of revenue when or as the performance obligations are satisfied.

The Company’s revenue is principally derived from the following areas:

Advertising and Other Revenue

Revenue is earned from revenue-sharing arrangements with the Company’s Network Partners for the use of the RAMP platform and related services provided to them to direct advertising by the Advertising Partners on traffic acquired and directed to the Company’s platform by the Network Partners to their advertising space. The Company determined it is the agent in these transactions and reports revenue on a net basis. The Company does not control the underlying advertising space, the Company does not acquire the traffic and does not have risk of loss, and the pricing is in the form of a substantively fixed-percentage revenue-sharing arrangement. The Company reports this revenue on a net basis for the amount retained from its revenue-sharing arrangements representing the difference between amounts received from the Advertising Partners, less amounts remitted to the Network Partners based on underlying contracts.

The Company also earns revenue by directly acquiring traffic to its owned and operated websites and utilizing its own RAMP platform and related services to connect its Advertising Partners to its own websites. For this revenue stream, the Company is the principal in the transaction and reports revenue on a gross basis for the amount received from the Advertising Partners. For this revenue, the Company has determined that it is the principal since it has a risk of loss on the traffic that it is acquiring for monetization by its Advertising Partners, and in the case of its owned and operated websites, the Company maintains the website, provides the content and bears the cost and risk of loss associated with its websites’ advertising space. The Company’s key Advertising Partners are Google, Yahoo!, and Microsoft.

The Company recognizes revenue upon delivering traffic to its Advertising Partners based on a cost-per-click or cost-per-thousand impression basis. The payment term is typically 30 days.

SS Protect Revenue

The Company’s SS Protect business provides real-time antivirus protection, a safe-browsing / VPN feature, adblocking, identity-theft protection, blocking of malicious websites and data breach monitoring. The performance obligations related to subscription, maintenance and support are satisfied over time and revenue associated with these is recognized over the contract term on a ratable basis, which is consistent with transfer of control. As described in Note 1, the Company sold SS Protect in November 2020 and accounted for this disposition as a discontinued operation.

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

Contract balances

The timing of customer billing and payment relative to the start of the service period varies from contract to contract; however, the Company bills many of its customers in advance of the provision of services under its contracts, resulting in contract liabilities consisting of deferred revenue (“contract liabilities”). Deferred revenue represents billings under noncancellable contracts before the related product or service is transferred to the customer. The portion of deferred revenue that is anticipated to be recognized as revenue during the succeeding twelve-month period is recorded within Accrued expenses and other current liabilities and the remaining portion is recorded within Other liabilities.

Cost of revenues

Cost of revenues includes traffic acquisition costs, which consists primarily of costs to place advertisements to attract customers to the Company’s websites, mapping costs, domain name registration costs, and licensing costs to provide mapping services to Mapquest.com. The Company does not pay any up-front payments, incentive payments or bonuses and such costs are expensed as incurred.

Salaries, Commissions, and Benefits

Salaries, commissions and benefits expenses include salaries, bonuses, stock-based compensation, and employee benefits costs.

Share-Based Compensation

The Company accounts for share-based compensation under ASU 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment. Compensation cost related to share-based payment transactions is measured based on the fair value of the Units issued and recognized within “Salaries, commissions, and benefits” in the Company’s consolidated statement of operations. The Company has elected to treat share-based payment awards with graded vesting schedules and time-based service conditions as a single award and recognizes share-based compensation expense on a straight-line basis over the employee service vesting period, which is generally four (4) years.

The assumptions used in the Black-Scholes model to compute the fair value of all equity awards as discussed in Note 9 are based upon the following:

•

Fair Value of Common Stock: As the Company’s common stock is not publicly traded, the fair value was determined by management and contemporaneous valuation reports prepared by a third-party valuation specialist.

•

Expected Term: The expected life of the option is estimated by considering the contractual term of the option, the vesting period of the option, the employees’ expected exercise behavior and the post-vesting employee turnover rate. For non-employees, the expected life equals the contractual term of the option.

•	Risk-free Interest Rate: The risk-free interest rate is based on published U.S. Treasury Department interest rates for the expected terms of the underlying options.

•

Volatility: The expected stock price volatility of the underlying shares over the expected term of the option is based upon historical share price data of an index of comparable publicly traded companies.

On August 22, 2017, OpenMail members’ Class B Units were modified to allow the service vesting condition to be met based on continued employment with System1 (see Note 9).

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

During 2021, 2020 and 2019, Class F Units were issued by OpenMail to S1 Holdco employees. These units are accounted for as a profit-sharing arrangement under ASC 710-10, Compensation—General. Class F Units remain unvested and forfeitable by the grantee until the later of (i) such date as the Company has disposed of its entire (direct or indirect ownership interest) and (ii) the four-year anniversary of the issuance date, except for one 2021 grant which vest at the one-year anniversary of the issuance date. The units will thereafter fully vest and become nonforfeitable subject to the grantee’s continuous employment by the Company. As of December 31, 2021, the above conditions were not met and therefore no liability has been recognized for the Class F Units.

Selling, general, and administrative expenses

Selling, general, and administrative expenses consist of fees for professional services, occupancy costs, travel and entertainment. These costs are expensed as incurred.

Depreciation and Amortization

Depreciation and amortization expenses are primarily attributable to the Company’s capital investment and consist of fixed asset depreciation and amortization of intangibles with finite lives.

Income Taxes

The Company has elected to be taxed as a limited liability company for federal and state tax purposes and, as a result, is not subject to US income taxes; rather the tax effect of the Company’s operations is passed through to each of its members. Various subsidiaries of the Company are subject to income tax in the United States and in other countries.

Income taxes are accounted for using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. A valuation allowance is established, when necessary, to reduce deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company recognizes a tax benefit for uncertain tax positions when the Company’s position is more likely than not to be sustained upon examination by the relevant taxing authority.

Estimates of future taxable income are based on assumptions that are consistent with the Company’s plans. Assumptions represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. If actual amounts differ from the Company’s estimates, the amount of its tax expense and liabilities could be materially impacted. The Company recognizes the tax effects of an uncertain tax position only if it is more likely than not to be sustained based solely on its technical merits as of the reporting date, and then, only in an amount more likely than not to be sustained upon review by the tax authorities.

Where applicable, the Company classifies associated interest and penalties as income tax expense. The Company considers many factors when evaluating and estimating tax positions and tax benefits, which may require periodic adjustments, and which may not accurately anticipate actual outcomes.

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

The Financial Accounting Standards Board (“FASB”) issued guidance regarding accounting for uncertainty in income taxes, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a threshold of more-likely-than-not for recognition of tax benefits of uncertain tax positions taken or expected to be taken in a tax return. This guidance also provides related guidance on measurement, derecognition, classification, interest and penalties, and disclosures.

The Company recognizes interest and penalties related to unrecognized tax positions as income tax expense. As of December 31, 2021, 2020 and 2019, the Company had not incurred any related interest and penalties.

Recent Accounting Pronouncements

In August 2018, the FASB issued ASU No. 2018-15, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. Under the new guidance, a customer will apply the same criteria for capitalizing implementation costs of a cloud computing arrangement as it would for an on-premises software license. This guidance is effective for annual periods beginning after December 15, 2020, and early adoption is permitted. The Company early adopted this guidance in the first quarter of 2020 with no material impact on its consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04, Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which was subsequently amended in January 2021, related to contracts that reference the London Interbank Offered Rate (LIBOR) or other reference rates that are expected to be discontinued due to reference rate reform. The new standard provides for optional expedients and other guidance regarding the accounting related to modifications of contracts and other transactions affected by reference rate reform. The Company has elected to adopt the new standard. The adoption did not have a material accounting impact on the Company’s consolidated financial statements.

In December 2019, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The new guidance simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The new guidance also improves consistent application of and simplifies U.S. GAAP for other areas of Topic 740 by clarifying and amending the existing guidance. The ASU is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022 for non-public companies with early adoption permitted. The Company is currently evaluating the effect of the new guidance.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). ASU No. 2016-02 requires lessees to recognize a lease liability and a right-of-use asset in the Consolidated Balance Sheet and aligns many of the underlying principles of the new lessor model with those in ASC 606, Revenue From Contracts With Customers. ASU No. 2016-02 is effective for fiscal years beginning after December 15, 2021, with early adoption permitted. Upon adoption, there will be a material increase in total assets and total liabilities in the Consolidated Balance Sheet due to the recognition of right-of-use assets and lease liabilities for the Company’s leases. In June 2020, the FASB issued ASU No. 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842). ASU No. 2020-05 defers the effective date of Leases for private entities (the “all other” category) to fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. On January 1, 2022, the Company adopted this pronouncement and recognized right-of-use assets of approximately $6,700 and lease liabilities of approximately $8,000 in its consolidated balance sheet.

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

In June 2016, the FASB issued ASU No. 2016-13, including subsequent amendments, Measurement of Credit Losses on Financial Instruments (Topic 326), which modifies the accounting methodology for most financial instruments. The guidance requires the use of a forward-looking expected credit loss model for accounts receivables, loans, and other financial instruments. This guidance is effective for annual periods beginning after December 15, 2022, and early adoption is permitted. The Company does not expect the adoption of this update to have a material effect on its consolidated financial statements.

In October 2021, the FASB issued ASU 2021-08, Accounting for Contract Assets and Contact Liabilities from Contracts with Customers (“ASU 2021-08”). ASU 2021-08 requires an acquirer in a business combination to recognize and measure contract assets and contract liabilities from acquired contracts using the revenue recognition guidance under Accounting Standards Codification Topic 606 in order to align the recognition of a contract liability with the definition of performance obligation. This approach is different from the current requirement to measure contract assets and contract liabilities acquired in a business combination at fair value. ASU 2021-08 is effective for financial statements issued for fiscal years beginning after December 15, 2022 and early adoption is permitted. The Company is currently evaluating the requirements of ASU No. 2021-08 and has not yet determined the effect on its consolidated financial statements.

3. ACQUISITIONS

On March 12, 2019, the Company entered into a securities purchase agreement to purchase Concourse Media (“Concourse”), an online publisher of websites focused on the verticals of health, travel, food, entertainment and consumer lifestyle. The Company acquired all assets and assumed all liabilities of Concourse in exchange for $8,000. During the closing of the sale, the Company identified $509 in adjustments that increased the final consideration to $8,509, which include adjustments for closing indebtedness, closing cash, and net working capital.

Additionally, the Company made additional payments of $2,216 to the sellers as contingent consideration since certain operating contribution performance targets were met for the period from April 1, 2019, through and including April 30, 2021. Upon acquisition, the Company recognized a liability for contingent consideration of $2,200. As of December 31, 2019, there were no changes in the recognized amounts or range of outcomes for the contingent consideration recognized as a result of the acquisition of Concourse.

On September 19, 2019, the Company entered into an asset purchase agreement (APA) with MapQuest, Inc. (“MapQuest”), a recognized brand that provides mapping solutions. Pursuant to the APA, on September 19, 2019, the Company acquired all assets and assumed all liabilities of MapQuest in exchange for $27,000. During the closing of the sale, the Company identified $281 in adjustments that lowered the final consideration to $26,719. The Company is leveraging MapQuest’s assets to achieve synergies with its own platform to drive growth in its consumer facing revenue streams.

On December 13, 2019, the Company entered into a securities purchase agreement to purchase Waterfox Limited (“Waterfox”). Waterfox manages and develops the Waterfox Web browser. Pursuant to the agreement, the Company acquired 100% of the outstanding shares of Waterfox in exchange for payment of $1,555. The Company acquired Waterfox for its intellectual property and for the expected synergies with the Waterfox browser as a distribution partner for the Company’s monetization platform. As the transaction related primarily to the purchase of a single asset, it was accounted for as an asset acquisition.

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

The following table shows the final allocation of the purchase price to the estimated fair values of assets and liabilities acquired in the transaction and goodwill for each of the acquisitions made in 2019.

	Concourse	MapQuest	Waterfox
Cash	$139	$—	$187
Accounts receivable	1,365	4,349	60
Other current assets	196	—	—
Property and equipment	43	—	—
Intangible assets	4,000	16,900	1,850
Goodwill	5,049	7,113	—
Accounts payable	(583)	—	—
Accrued expenses and other liabilities	—	(148)	(247)
Deferred revenue	—	(1,643)	—
Other noncurrent liabilities	(1,700)	—	(295)

Consideration transferred	$8,509	$26,571	$1,555

For the acquisitions, the excess of the purchase consideration over the fair value of net tangible and identifiable intangible assets acquired was recorded as goodwill. Goodwill is primarily attributable to the value expected from the synergies of the combination of operations. This goodwill is not deductible for income tax purposes. The useful life of the intangible assets acquired was determined based on their expected economic lives.

The results of operations of Concourse, Mapquest and Waterfox have been included in the Company’s consolidated financial statements from the date of acquisition. The Concourse, Mapquest and Waterfox acquisitions did not have a material impact on the Company’s consolidated financial statements, and therefore historical and pro forma disclosures have not been presented. The following table shows the revenue and net loss for Concourse, MapQuest and Waterfox from their date of acquisition through December 31, 2019.

	Concourse	MapQuest	Waterfox
Revenue	$15,193	$5,035	$—
Net loss	$3,705	$3,549	$—

4. PROPERTY AND EQUIPMENT, NET

Property and equipment, net as of December 31, 2021 and 2020, consisted of the following:

	As of December 31,
	2021	2020
Computer equipment	$415	$332
Furniture and equipment	475	1,382
Leasehold improvements	976	1,173

Property and equipment—gross	1,866	2,887
Less accumulated depreciation	(1,036)	(1,830)

Property and equipment—net	$830	$1,057

Total depreciation expense on property and equipment was $310, $411 and $439 for the years ended December 31, 2021, 2020 and 2019, respectively.

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

5. GOODWILL, INTERNAL-USE SOFTWARE DEVELOPMENT COSTS, NET, AND INTANGIBLE ASSETS, NET

Goodwill

Goodwill as of December 31, 2021 and 2020, resulted from the acquisitions of Concourse, and Mapquest in 2019 (see Note 3) and the prior acquisition of InfoSpace in 2016 and Qool Media, Inc. in 2017. The changes in goodwill by reportable segments were as follows:

	Owned and Operated	Partner Network	Total
Goodwill at January 1, 2020	$24,403	$20,417	$44,820
Additions	—	—	—

Goodwill at December 31, 2020	24,403	20,417	44,820
Additions	—	—	—

Goodwill at December 31, 2021	$24,403	$20,417	$44,820

Internal-use software development costs, net and intangible assets, net consist of the following:

	December 31, 2021
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Total internal-use software development costs	$21,274	$(10,061)	$11,213

Intangible assets:
Developed technology	$8,398	$(7,242)	$1,156
Trademarks and trade names	69,007	(21,375)	47,632
Professional service agreement	3,100	(2,359)	741
Customer relationships	1,500	(661)	839

Total intangible costs	$82,005	$(31,637)	$50,368

	December 31, 2020
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Total internal-use software development costs	$16,026	$(6,366)	$9,660

Intangible assets:
Developed technology	$8,398	$(6,699)	$1,699
Trademarks and trade names	69,007	(14,541)	54,466
Professional service agreement	3,100	(1,326)	1,774
Customer relationships	1,500	(430)	1,070

Total intangible costs	$82,005	$(22,996)	$59,009

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

The internal-use software development costs include internal-use software development costs in progress of $2,540 and $1,423 as of December 31, 2021 and 2020, respectively. The Company recorded amortization expense of $4,934, and $8,641 for internal-use software development costs and intangible assets, respectively, during 2021. The Company recorded amortization expense of $3,471, and $9,891 for internal-use software development costs and intangible assets, respectively, during 2020. The Company recorded amortization expense of $2,590 and $8,133 for internal-use software development costs and intangible assets, respectively, during 2019. No impairment of internal-use software development cost or intangible assets was identified for the years ended December 31, 2021, 2020 and 2019.

As of December 31, 2021, the expected amortization expense associated with the Company’s intangible assets and internal-use software development costs for each of the next five years as of December 31, 2021, is as follows:

Amortization Expense
2022	$13,612
2023	11,652
2024	8,993
2025	6,904
2026	6,646
Thereafter	13,774

$61,581

6. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

	As of December 31,
	2021	2020
Former CEO profit interest	$11,132	$—
Payable to employees	10,091	6,757
Accrued legal service fees	6,242	—
Deferred revenue	1,971	1,889
Contingent consideration	1,682	6,682
Other liabilities	1,543	3,454
Accrued tax liability	361	257
Deferred rent	233	—

Accrued expenses and other current liabilities	$33,255	$19,039

7. OTHER LIABILITIES

Other liabilities consisted of the following:

	As of December 31,
	2021	2020
Deferred tax liability	$7,789	$9,409
Former CEO profit interest	—	4,237
Contingent consideration	—	1,558
Deferred rent	969	597

Other liabilities	$8,758	$15,801

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

8. MEMBERS’ DEFICIT

Outstanding Units

The Company’s authorized, issued, and outstanding membership units (“Units”) held by OpenMail and Court Square were 9,848,698 and 10,638,907, respectively, as of December 31, 2021. There were no changes in OpenMail or Court Square units during 2021, 2020, or 2019.

The Units are subject to certain transfer restrictions and no member has the right to voluntarily withdraw as a member of the Company, except with the consent of the board of directors, which consent can be withheld at the sole discretion of the board of directors.

The Units share in profits and losses or liquidation of the Company based on the terms of the amended and restated LLC agreement. Any negative capital accounts attributable to members are not considered to be debts owned by the members to the Company. The following summarizes the key rights and privileges of the outstanding Units pursuant to the LLC agreement.

Voting Rights of Members

Each director has one vote in any decision of the board of directors. However, in addition to the majority vote, board of directors’ actions must be approved by at least one Court Square member and at least one OpenMail member, except for limited circumstances whereby the counterparty in the matter requiring approval is Court Square (including its related parties) or OpenMail (including its related parties) in such instance the director will recuse him or herself from such discussions.

Distributions

The following distribution rights are provided for in the LLC agreement.

Interim Distributions:

OpenMail Classes B, B-1, B-2, B-3, and B-4 Units—These units were issued to employees and nonemployees of OpenMail and are generally subject to vesting provisions as described in Note 9. The holders of the vested and unvested Class B, Class B-2, and following March 1, 2019, Class B-3 Units are eligible for all distributions and the Class B-1 and Class B-4 Units are eligible for extraordinary, transaction, and liquidating distributions. The Class B Unitholders, regardless of vesting, cease to be eligible for interim distributions upon their termination of service to the Company. Extraordinary distributions may, at the discretion of the OpenMail’s board of managers, exclude or be paid other than pro rata to Class B-1 and Class B-4 Unitholders. Accordingly, it was determined that for accounting purposes, the Classes B, B-1, and B-4 Units did not represent substantive equity instruments, given their ongoing employment requirement and discretion of the OpenMail’s board of managers to pay distributions to these classes of OpenMail Units. The regular, transaction, and extraordinary distributions paid to the Class B, Class B-1, and Class B-4 Unitholders of $1,698, $3,323 and $7,579 were recorded as compensation expense within salaries, commissions, and benefit expenses in the accompanying consolidated statement of operations for the years ended December 31, 2021, 2020 and 2019, respectively. Vested Units are eligible for liquidating distributions.

OpenMail Class F Units—These units were issued as part of the ninth amended and restated operating agreement of OpenMail, LLC dated March 13, 2019, as additional incentive to Company management and are subject to a participation threshold and vesting provisions as described in Note 9. These Units are all unvested as of December 31, 2021; however, the holders of the Class F Units that are employed by System1 are eligible, after a participation threshold and at the discretion of the board of managers of OpenMail, for regular and extraordinary distributions. During 2021 and 2020, no regular and extraordinary distributions were paid to the Class F Unitholders.

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

Value Creation Units (VCUs)—These units were issued to employees and nonemployees of System1 and are subject to vesting provisions as described in Note 9. These Units are all unvested as of December 31, 2021; however, the holders of the VCUs that are employed by System1 are eligible, based on the discretion of the board of directors of System1 and board of managers of OpenMail, for regular and extraordinary distributions. The regular, transaction, and extraordinary distributions paid to the VCU holders of $585, $1,383 and $1,926 were recorded as compensation expense within Salaries, commissions, and benefit expenses in the accompanying consolidated statement of operations for the years ended December 31, 2021, 2020 and 2019, respectively.

Regular Distributions—In its sole discretion, the board of directors of S1 Holdco determined the amount and timing of regular distributions of available cash from S1 Holdco’s operations. These distributions made to OpenMail are made on a pro rata basis to the holders of the OpenMail Units, based on the aggregate number of OpenMail Units so held, provided that any holder of OpenMail Units could waive his, her, or its entitlement to these distributions and the distribution would be distributed pro rata to those holders of OpenMail Units, who had not waived their entitlement. Any waived distributions by OpenMail members may be caught up at the next distribution that such OpenMail member would otherwise receive. For the year ended December 31, 2021, regular distributions to Court Square Capital Partners were $8,257 and OpenMail were $8,614, with $6,322 recorded within equity and $2,292 to holders of OpenMail’s Class B Units and VCUs, who are employees of S1 Holdco, which were expensed. For the year ended December 31, 2020, regular distributions to Court Square Capital Partners were $11,975 and OpenMail were $10,851, with $5,805 recorded within equity and $5,046 to holders of OpenMail’s Class B Units and VCUs, who are employees of S1 Holdco, which were expensed. For the year ended December 31, 2019, regular distributions to Court Square Capital Partners were $1,489 and OpenMail were $9,414, with $7,166 recorded within equity and $2,248 to holders of OpenMail’s Classes B and B 1 Units and VCU, who are employees of S1 Holdco, which were expensed.

Distributions from the Transaction—In accordance with the terms of the Transaction, at the close of the Transaction, $11,200 was distributed to OpenMail and held in an escrow account to be paid to System1 employees, previously employed by OpenMail, as their Units vested and VCUs met the service vesting condition. Amounts are withdrawn from the escrow account by OpenMail and contributed to System1 and then distributed to Unitholders. OpenMail withdrew and distributed $245, $1,698 and $2,878 in 2021, 2020 and 2019, respectively, from the escrow account, all of which was expensed.

Extraordinary Distributions—In its sole discretion, the board of directors determines the timing and recipients of extraordinary distributions. At the time of the Transaction, Court Square took a 51% stake in S1 Holdco, which represented OpenMail’s core business prior to the transaction. However, this did not include the podcast business, which was contributed to Stuff Media and owned 100% by OpenMail.

Liquidating Distributions—Liquidating distributions shall be made upon the occurrence of a liquidating event, as defined, to the members in the following order and priority:

First, until $14,000 in total is distributed, 51.93% to the Court Square members and 48.07% to the OpenMail member.

Second, to the Former CEO with respect to the former CEO’s profit interest, as discussed in the Executive Compensation section of Note 11 below.

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

Third, distributed to Unit and VCU holders who had previously waived their rights to certain regular distributions, according to a distribution record as approved by the board of directors on a quarterly basis.

Lastly, on a pro rata basis to the holders of Units, provided that any holder of Units may waive his, her, or its entitlement to distributions and such holder’s pro rata share of the distribution shall be distributed pro rata to those holders of Units, who have not waived their entitlement.

9. SHARE-BASED COMPENSATION

The Company’s legacy OpenMail employees and nonemployee consultants were previously granted equity awards by OpenMail, which were modified to allow for employment at System1 to satisfy the service condition and are paid by OpenMail through distributions from System1. Accordingly, these awards became nonemployee awards of System1. Stock-based payments to nonemployees are recognized as an expense over the period of performance. On January 1, 2019, the Company early adopted ASU No. 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share- Based Payment Accounting, using a modified retrospective transition approach. Thus, the Company’s equity classified awards were remeasured on the basis of their adoption-date fair value. The adoption did not result in a material cumulative effect adjustment to equity as of the beginning of the fiscal year. The Company has elected to account for forfeitures as they occur therefore it does not apply estimated forfeiture rates. The share-based compensation cost is recorded as compensation expense within Selling, general, and administrative expenses in the accompanying consolidated statement of operations. System1 has not granted any units to employees.

The fair value of all equity awards was estimated using the Black-Scholes valuation model with the following assumptions:

	B units	OM VCUs	S1 VCUs
Fair market value of stock	$6.59	$5.91	$5.91 — $10.46
Volatility	65%	65%	40% — 65%
Expected term	4	4.00	1.25 — 4.00
Expected dividend yield	NA	NA	NA
Risk-free rate	2.53%	2.53%	0.1% — 2.53%

OpenMail Classes B, B-1, B-2, B-3, and B-4 Units—The Company’s issued and outstanding Classes B, B-1, B-2, B-3, and B-4 Units as of December 31, 2021, were 2,754,182; 576,198; 125,000; 192,000; and 255,020 respectively, which generally vest at a rate of 25% at the first anniversary of the date of issuance and quarterly thereafter for three years on continuous employment with OpenMail or System1. As of December 31, 2021, the number of shares vested (net of cancellation) are 3,892,834 for all Classes of B Units. Share-based compensation expense amounting to $413, $1,012 and $1,764 were recognized during the years ended December 31, 2021, 2020 and 2019, respectively, within Salaries, commissions, and benefit expenses. The aggregate fair value of the units vested during the year was $387, $1,064 and $1,583 for the years ended December 31, 2021, 2020, and 2019, respectively. The unrecognized compensation expense associated with the unvested Classes B, B-1, and B-4 Units at December 31, 2021, was $31, all of which is expected to be recognized by April 30, 2022.

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

VCUs—During 2016, OpenMail adopted the 2016 VCU Plan (the “VCU Plan”), and during 2017, System1 adopted the 2017 VCU Plan, which provides certain employees, managers, and consultants of System1 with an opportunity to participate in appreciation of the Company’s value upon the occurrence of a qualifying liquidity event (QLE) (i.e., IPO or a change in control). As of December 31, 2021, there were no units available for issuance under the VCU Plans. Each VCU shall become fully vested upon the satisfaction of both a service condition, which includes service in System1 for the OpenMail VCUs, and a performance condition. The contractual term for these VCUs is six (6) years from the grant date. The VCUs shall vest at a rate of 25% in the first year and 6.25% quarterly thereafter and is subject to continuous employment. In addition, vesting is contingent upon the occurrence of a QLE. If VCUs held do not become fully vested on or prior to the sixth anniversary of the applicable grant date, such VCUs shall expire and be forfeited. Further, each fully vested VCU holder shall be entitled to receive (either in cash or equity securities) based on the discretion of board of managers for OpenMail Units and the board of directors for the System1 Units: (a) the per-unit consideration payable to the units in connection with the QLE, minus (b) the applicable per-unit threshold amount, which is determined by the board of managers of OpenMail or board of directors of System1 for each individual grant.

During the years ended December, 2021, 2020 and 2019, 802,550; 718,249 and 776,896 VCUs (net of cancellation), respectively, were issued to employees and nonemployees. The weighted average grant date fair value of System1 VCU’s granted during the year were $2.95, $2.17 and $2.09 for the years ended December 31, 2021, 2020 and 2019, respectively. As of December 31, 2021 a QLE was not deemed probable; accordingly, no share based compensation costs have been recognized for the VCUs.

The units are issued for a nominal fee to the System1 employees and consultants. No share-based compensation was capitalized as software development expense on the basis the costs were not material.

A summary of Classes B Units and VCU activity for the years ended December 31, 2021, 2020 and 2019, are as follows:

	Number of Units
	Class B Units	Class B-1 Units	Class B-2 Units	Class B-3 Units	Class B-4 Units
Outstanding—January 1, 2019	2,780,299	576,198	125,000	192,000	271,277
Canceled	(22,367)	—	—	—	(9,285)

Outstanding—December 31, 2019	2,757,932	576,198	125,000	192,000	261,992
Canceled	(3,750)	—	—	—	—

Outstanding—December 31, 2020	2,754,182	576,198	125,000	192,000	261,992
Canceled	—	—	—	—	(6,972)

Outstanding—December 31, 2021	2,754,182	576,198	125,000	192,000	255,020

	Weighted-Average Exercise Price
	Class B Units	Class B-1 Units	Class B-2 Units	Class B-3 Units	Class B-4 Units
Outstanding—January 1, 2019	$0.51	$2.57	$1.42	$1.42	$7.09
Canceled	1.30	—	—	1.42	7.09

Outstanding—December 31, 2019	0.50	2.57	1.42	1.42	7.09
Canceled	1.15	—	—	—	—

Outstanding—December 31, 2020	0.50	2.57	1.42	1.42	7.09
Canceled	—	7.09	—	—	7.09

Outstanding—December 31, 2021	$0.50	$2.57	$1.42	$1.42	$7.09

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

	S1 Holdco VCUs	Weighted- Average Exercise Price	OpenMail VCUs	Weighted- Average Exercise Price
Outstanding—January 1, 2019	1,157,741	$10.00	469,683	$1.15
Granted	921,500	10.00	—	—
Canceled	(119,226)	10.00	(25,378)	1.15

Outstanding—December 31, 2019	1,960,015	10.00	444,305	1.15
Granted	926,000	10.00	—	—
Canceled	(202,907)	10.00	(4,844)	1.15

Outstanding—December 31, 2020	2,683,108	10.00	439,461	1.15
Granted	1,178,350	10.00	—	—
Canceled	(372,870)	10.00	(2,930)	1.15

Outstanding—December 31, 2021	3,488,588	10.00	436,531	1.15

A summary of the Company’s unvested Units as of December 31, 2021, 2020 and 2019, are as follows:

	Number of Class B Units	Number of Class B-1 Units	Number of Class B-4 Units	Number of of S1 VCUs	Number OpenMail VCUs
Nonvested—January 1, 2019	359,673	194,413	193,362	1,157,741	469,683
Granted	—	—	—	921,500	—
Vested	(201,698)	(66,627)	(62,069)	—	—
Canceled	(22,367)	—	(9,285)	(119,226)	(25,378)

Nonvested—December 31, 2019	135,608	127,786	122,008	1,960,015	444,305
Granted	—	—	—	926,000	—
Vested	(114,329)	(59,906)	(65,678)	—	—
Canceled	(3,750)	—	—	(202,907)	(4,844)

Nonvested—December 31, 2020	17,529	67,880	56,330	2,683,108	439,461
Granted	—	—	—	1,178,350	—
Vested	(17,145)	(51,174)	(49,050)	—	—
Canceled	—	(7,812)	(6,972)	(372,870)	(2,930)

Nonvested—December 31, 2021	384	8,894	308	3,488,588	436,531

There were no unvested Classes B-2 and B-3 Units at December 31, 2021, 2020 and 2019, respectively.

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

10. INCOME TAXES

Income from continuing operations before income taxes are as follows:

	Year Ended December 31,
	2021	2020	2019
Domestic	$30,521	$15,336	$17,448
Foreign	3,440	2,935	7,503

Income before income taxes	$33,961	$18,271	$24,951

The components of the income tax provision (benefit) from continuing operations for the years ended December 31, 2021, 2020, and 2019 are as follows:

	2021	2020	2019
Current:
Federal	$—	$—	$—
State	55	—	—
Foreign	1,882	1,875	2,845

Total	$1,937	$1,875	$2,845
Deferred:
Federal	$—	$—	$—
State	—	—	—
Foreign	(972)	32	(2,143)

Total	$(972)	$32	$(2,143)
Income tax expense	$965	$1,907	$702

The income tax expense varied from the expense calculated using the federal statutory income tax rate for the years ended December 31, 2021, 2020 and 2019, primarily due to income (loss) from non-taxable pass-through entities, deferred tax impact of foreign rate change, and foreign rate differential.

	Year Ended December 31,
(In thousands, except percentages)	2021	%	2020	%	2019	%
Federal tax expense at U.S. statutory rate	$7,131	21.0%	$3,836	21.0%	$5,239	21.0%
Federal tax expense effect of flow-through entity	(6,409)	-18.9%	(3,289)	-18.0%	(4,045)	-16.2%
Deferred tax impact of foreign rate change	254	0.7%	1,158	6.3%	(1,100)	-4.4%
Foreign rate differential	88	0.3%	137	0.8%	291	1.2%
Transaction cost	—	—	—	—	267	1.0%
Other	(99)	-0.3%	65	0.3%	50	0.2%

Total income tax expense	$965	2.8%	$1,907	10.4%	$702	2.8%

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

Deferred Income Taxes

	As of December 31,
(In thousands)	2021	2020
Deferred tax assets:
Interest expense carry forwards	$165	$165
Other	5	5
Total deferred tax assets	170	170

Valuation allowance	(170)	(170)
Total net deferred tax assets	—	—

Deferred tax liabilities:
Intangibles	7,789	9,408
Total deferred tax liabilities	7,789	9,408

Net deferred tax assets (liabilities)	$(7,789)	$(9,408)

In assessing the realization of deferred tax assets for the years ended December 31, 2021, and 2020, the management considers whether it is more likely than not some portion or all of the deferred tax assets will be realized, as prescribed by ASC 740. The ultimate realization of deferred tax assets is primarily dependent upon the generation of future taxable income. The management considers all available evidence in making this assessment and has determined that a full valuation allowance should be recorded on net deferred tax assets.

The Company has recorded a full valuation allowance against its otherwise recognizable deferred income tax assets as of December 31, 2021, and 2020. Management has determined, after evaluating all positive and negative historical and prospective evidence, that it is more likely than not that these assets will not be realized. The valuation allowance is consistent, and there were no material changes for the years ended December 31, 2021, and 2020.

The Company determined that there are no unrecognized tax benefits for the reporting periods.

The Company regularly determined certain foreign earnings to be indefinitely reinvested outside the United States. The Company will continue to evaluate its reinvestment policy on a quarterly basis and will adjust its estimate of its income tax provision accordingly to the extent there is a change and an adjustment is required. As of December 31, 2021, the amount of undistributed earnings was approximately $24,225. The Company did not provide for U.S. income taxes on the undistributed earnings and other outside temporary differences of foreign subsidiaries as they are considered indefinitely reinvested outside the United States. As of December 31, 2021, the amount of temporary differences related to undistributed earnings and other outside temporary differences upon which U.S. income taxes have not been provided is immaterial to the consolidated financial statements.

The Company files income tax returns in the U.S. federal, states, and various foreign countries. For U.S. federal income tax purposes, as of December 31, 2021, tax year 2018 and later remain open for examination by the tax authorities. For foreign income tax purposes, as of December 31, 2021 tax year 2016 and later remain open for examination by the tax authorities under the Netherland’s five year statute of limitations.

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

11. COMMITMENTS AND CONTINGENCIES

Leases

The Company leases office facilities under noncancelable operating lease agreements. During 2021, the Company had leases for facilities in Marina del Rey and Venice, California; Bellevue, Washington; and Guelph, Canada.

In March 2021, the Company entered into an agreement for a lease of office space in Marina del Rey, California. The initial minimum lease payment is $147 per month. The initial term of the lease is in effect until November of 2025 with no renewal periods.

Rent expense was $2,221, $2,262 and $1,825 for the years ended December 31, 2021, 2020 and 2019 which was included in Selling, general, and administrative expenses. Two of the three Venice leases expired in the second quarter of 2021 and were not renewed when they expired. The remaining Venice lease was not renewed when it expired in October 2021. The Bellevue lease is in effect until May 2025. The Guelph, Canada office space is a month-to-month lease. As of December 31, 2021, the expected future operating lease obligation are as follows:

Year ending December 31,	Amount
2022	$1,957
2023	$1,950
2024	$1,950
2025	$1,663

Litigation

The Company is subject to various legal proceedings and claims that arise in the ordinary course of business. The Company believes the ultimate liability, if any, with respect to these actions will not materially affect the consolidated financial position, results of operations, or cash flows. There can be no assurance, however, that the ultimate resolution of such actions will not materially or adversely affect the Company’s consolidated financial position, results of operations, or cash flows. The Company accrues for losses when the loss is deemed probable and the liability can reasonably be estimated.

System1, LLC (a wholly owned subsidiary of S1 Holdco LLC) was named in a lawsuit alleging breach of partnership agreement, breach of fiduciary duty and breach of contract (among other claims), along with other affiliated defendants, by an individual who alleges that he was a co-founder and equity owner of OpenMail LLC (a significant shareholder of S1 Holdco) related to facts, circumstances and events that principally occurred prior to the formation of S1 Holdco. This matter was fully settled by the parties at no monetary and non-monetary expense or exposure to System1 or S1 Holdco, and included a complete release of claims against all named defendants, including System1 and S1 Holdco. The case was voluntarily dismissed with prejudice in March 2021.

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

In July 2021, the Company received initial correspondence from counsel for a United Kingdom-based marketing research company and its United States subsidiary (collectively, the “Demanding Group”) alleging trademark infringement based on its use of the “SYSTEM1” trade name and mark in the United States, and alleged use of the “SYSTEM1” trade name and mark in the United Kingdom. The correspondence demanded that we cease and desist from using the “SYSTEM1” name and mark, and made reference to potential legal action if we did not comply with that demand. While the Company was engaged in active discussions and correspondence with the Demanding Group to attempt to resolve the matter, the Demanding Group filed a lawsuit in the United States District Court for the Southern District of New York in September 2021 (the “Infringement Suit”), alleging (i) trademark infringement, (ii) false designation of origin, (iii) unfair competition and (iv) certain violations of New York business laws, seeking, among other things, an injunction, disgorgement of profits, actual damages and attorneys’ fees and costs. The Company believes that the Demanding Group’s infringement and other allegations and claims set forth in the Infringement Suit may be subject to a laches defense, among other defenses, and the Company intends to vigorously defend its rights in the Infringement Suit. The matter is currently pending, and the Company has filed a motion to dismiss the Infringement Suit in November 2021, and the parties are waiting for the court to hear the pending motion. Even though the Company received similar correspondence from the Demanding Group regarding its alleged use of the SYSTEMl trade name and mark in the United Kingdom, no lawsuit has been filed in the United Kingdom. The Company does not believe that its activities infringe any rights of the Demanding Group in the United Kingdom because, among other defenses, the Company does not actively offer services to customers using the SYSTEMl name and mark in the United Kingdom, and the Company’s counsel has informed the Demanding Group’s UK counsel of these circumstances, and the Demanding Group’s UK counsel confirmed receipt of this correspondence.

Service Agreements

On June 18, 2021 the Company entered into an agreement with a service provider whereby the Company is contractually obligated to pay $6,900 and $8,000 in the first and second years of the contract, respectively. The contract commencement date was July 1, 2021. The Company paid $4,226 to this service provider as of December 31, 2021.

Executive Compensation

Ian Weingarten was hired as CEO on April 10, 2019. He is entitled to a cash-settled profit interest of 5% of S1 Holdco, LLC, which is contingent upon a participation threshold of $300 million (which was subject to adjustment as set forth in the S1 Holdco operating agreement) contingent on a four-year vesting term, or if a qualifying change in control transaction occurs. The Company recorded a liability for this arrangement of $11,132 and $4,237 as of December 31, 2021 and 2020, respectively.

In February 2021, The Company’s former Chief Executive Officer, Ian Weingarten, terminated employment with the Company and entered into a separation agreement with the Company. In connection with the separation agreement, the Company agreed to payment of separation pay benefits consistent with the terms of Mr. Weingarten’s employment agreement, including the payment of the liability accrued for the cash-settled profit interest of 5% of S1 Holdco, LLC, which was deemed vested as to a 3.75% Profits Interest and forfeited as to the remaining 1.25% Profits Interest above the applicable adjusted threshold amount (subject to further reduction to a 2.5% Profits Interest in the event that the Business Combination is not consummated). As discussed in Note 18, the Company has settled the liability and agreement with the Company’s former Chief Executive Officer subsequent to December 31, 2021.

In the ordinary course of business, the Company may provide indemnifications of varying scope and terms to customers, vendors, lessors, investors, directors, officers, employees, and other parties with respect to certain matters, including, but not limited to, losses arising out of the Company’s breach of such agreements, services to be provided by the Company, or from intellectual property infringement claims made by third parties. These indemnifications may survive termination of the underlying agreement and the maximum potential amount of future payments the Company could be required to make under these indemnification provisions may not be subject to claims related to these indemnifications. As a result, the Company believes the estimated fair value of these agreements is immaterial. Accordingly, the Company has no liabilities recorded for these agreements as of December 31, 2021.

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

12. DEBT

The Company has secured financing from Cerberus Business Finance, LLC. As of December 31, 2021, the Company had principal of $172,038 outstanding under a term loan. Payments of $1,750 are due quarterly and, upon delivery of the prior year’s audited consolidated financial statements, the Company must make a payment of 50% of excess free cash flow, as defined. In the second quarter of 2021, the Company made a payment of $4,636. The Company also has a revolving line of credit, which was increased to $20,000 during 2019. No amounts are outstanding as of December 31, 2021 under the revolving line of credit.

Interest payments of the financing are due monthly at London InterBank Offered Rate (“LIBOR”), plus 7% with a LIBOR floor of 1%. Maturity for the financing is August 22, 2022. The facility has certain financial and nonfinancial covenants, including a leverage ratio. The Company was in compliance with the financial covenants as of December 31, 2021.

As of December 31, 2021, future minimum principal payments on short-term debt are as follows: 2022—$172,038. Loan fees amounting to $1,443 have been offset against the loan balance. Interest expense were $16,884, $24,669 and $26,033 for the years ended December 31, 2021, 2020 and 2019, respectively.

The Company has settled these debt instruments subsequent to December 31, 2021 as part of its Business Combination with Trebia and Protected.

13. NET INCOME PER UNIT ATTRIBUTABLE TO MEMBERS

Basic net income per unit attributable to members is calculated by dividing the net income attributable to common stockholders by the weighted-average number of membership units. The Company does not have any dilutive securities outstanding for the years ended December 31, 2021, 2020 and 2019. Therefore, diluted net income per share is the same as basic.

	For the Years Ended December 31,
	2021	2020	2019
Numerator:
Net income from continuing operations	$32,996	$16,364	$24,249
Net income (loss) from discontinued operations	$—	$47,397	$(15,454)
Denominator:
Weighted-average membership units outstanding:
Weighted-average membership units outstanding—basic and diluted (units in thousands)	20,488	20,488	20,488
Income (loss) earnings per membership units
Income from continuing operations per membership units – basic and diluted	$1.61	$0.80	$1.18
Income (loss) from discontinued operations membership units – basic and diluted	$—	$2.31	$(0.75)
Income per membership units – basic and diluted	$1.61	$3.11	$0.43

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

14. SEGMENT REPORTING

ASC Subtopic 280-10, “Segment Reporting,” establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or CODM, in deciding how to allocate resources and assess performance. System1’s Chief Executive Officer, who is considered to be its CODM, reviews financial information presented on an operating segment basis for purposes of making operating decisions and assessing financial performance.

The CODM measures and evaluates reportable segments based on segment operating revenues as well as Adjusted Gross Margin and other measures. The Company defines and calculates Adjusted Gross Margin as revenue less advertising expense to acquire users. The remaining cost of revenues consist of non-advertising expenses such as set-up costs, royalties and fees. The Company excludes the following items from segment Adjusted Gross Margin: depreciation and amortization of property, equipment and leasehold improvements, amortization of intangible assets and, at times, certain other transactions or adjustments, that the CODM does not consider for the purposes of making decisions to allocate resources among segments or to assess segment performance. Although these amounts are excluded from segment Adjusted Gross Margin, they are included in reported consolidated net income from continuing operations before income tax and are included in the reconciliation that follows.

The Company’s computation of segment Adjusted Gross Margin may not be comparable to other similarly-titled measures computed by other companies because all companies do not calculate segment Adjusted Gross Margin in the same fashion.

Operating segments do not sell products and services across segments, and, accordingly, there are no intersegment revenues to be reported. The accounting policies for segment reporting are the same as for System1 as a whole.

The CODM of the Company reviews operating results, assesses performance and makes decisions by operating segment. Management views each of the Company’s business lines as an operating segment. The Company has three business lines and operating segments: Publishing and Lead Generation, Search and Applications, and Partner Network.

The Publishing and Lead Generation and Search & Applications operating segments are aggregated into one reportable segment, referred to as Owned and Operated, based on their similar economic characteristics, technology platform utilized, types of services provided, Advertising Partners, and cost structures. The Company has two reportable segments: Owned and Operated and Partner Network. The following summarizes total assets by reportable segment as of December 31:

	2021	2020
Owned and Operated	$214,968	$184,236
Partner Network	41,943	34,448

	$256,911	$218,684

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

The following summarizes revenue by reportable segment for the years ended December 31:

	2021	2020	2019
Owned and Operated	$652,884	$437,501	$369,570
Partner Network	35,505	38,476	37,923

Revenue	$688,389	$475,977	$407,493

The following summarizes Adjusted Gross Margin by reportable segment for the years ended December 31:

	2021	2020	2019
Owned and Operated	$143,284	$110,012	$108,635
Partner Network	35,505	38,476	37,923

Adjusted gross margin	$178,789	$148,488	$146,558

Other cost of revenues	11,513	13,507	14,835
Salaries, commissions and benefits	66,747	55,548	48,389
Selling, general and administrative	35,813	22,979	19,960
Depreciation and amortization	13,885	13,832	11,244
Interest expense	16,870	24,351	26,033
Other expense	—	—	1,146

Net income from continuing operations before income tax	$33,961	$18,271	$24,951

15. RELATED-PARTY TRANSACTIONS

PlayaNext LLC (“Playa”), in which the Company’s former CEO is a principal shareholder, entered into a service agreement with the Company in which Playa shall reimburse the Company for a mutually agreed upon allocation of costs incurred by the Company in connection with employing the personnel necessary to provide Playa’s personnel services. In addition, Playa will pay the Company a quarterly fee for general and administrative support based on estimated calculations set forth in the service agreement. Based on the separation agreement between the Company and the former CEO, Playa paid fifty percent of the amount due in October 2021 with the remaining fifty percent to be paid in April 2022. The balances on these receivables were $223 and $410 as of December 31, 2021 and 2020, respectively. In 2021, the service agreement between Playa and the Company ended. Additionally in January 2022 as part of the Business Combination with Trebia and Protected, the receivables with the Company’s former CEO were repaid in full.

During 2018, the Company’s president did not take a salary for the year. On October 16, 2018, S1 Holdco and its subsidiaries purchased a 50.1% interest in a UK-based company, Protected LTD., for $55,000. At the time of the transaction, an investment vehicle known as Lone Investment Holdings LLC (LIH) was a shareholder and creditor of Protected. LIH owned 7.7% of the equity of Protected, and also was a creditor for $10,500, of shareholder loans for which Protected was the obligor. LIH’s shareholders primarily consist of members of the Company’s management team. As a result of the transaction, LIH’s shareholder loan to Protected was repaid, with interest, and LIH also received $1,158 in proceeds from the sale of its equity. LIH also retains a 3.85% equity ownership stake in Protected through System1 Surfboard Holdings, Inc.

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

During 2017, in connection with proceeds from the Transaction, the Company extended loans to two senior executives, one of whom terminated their employment with the Company in 2021. The balance of the loans were $969 and $969 as of December 31, 2021 and 2020, respectively. Additionally, during 2021, the Company extended a loan of $1,500 to its former CEO in connection with the separation agreement. In January 2022 as part of the Business Combination with Trebia and Protected, all related-party receivables were repaid in full.

Protected.net utilizes multiple payment processors in order to process credit card payments from its subscription customers, including Paysafe. Paysafe recently completed a merger with Foley Trasimene Acquisition Corp. II, a special purpose acquisition company sponsored by entities affiliated with William Foley, who is also a sponsor of Trebia Acquisition Corp. Protected.net’s payment processing agreement with Paysafe was negotiated before the announcements of both the Company’s business combination among System1, Protected.net and Trebia as well as the business combination between Paysafe and Foley Trasimene.

16. DISCONTINUED OPERATIONS

In the third quarter of 2020, the Company’s Board of Directors approved a plan to dispose of the Company’s 50.4% interest in Protected. The transaction closed on November 13, 2020 and the Company’s interest in Protected was sold for $81,419. The final proceeds from the sale were $38,193, net of the settlement of Protected debt. OpenMail’s share of the proceeds of $17,164 was not distributed but reinvested in Protected. Court Square’s share of the proceeds was $21,028, of which $11,601 were distributed to Court Square directly by the buyers, and $9,427 distributed to the Company (and subsequently distributed to Court Square). As a result of the disposition, the Company recorded a gain on disposal of $55,070, which is comprised of the cash received by the Company and the net reduction in carrying value of the assets and liabilities of Protected.

The Company disposed of Protected as it represents a business (subscription anti-virus), which the Company was no longer pursuing at that time. Furthermore, Protected operates on its own technology platform separate from the Company’s core technology platform, and has a customer base that the Company no longer planned to serve. As such, the disposal of Protected represents a strategic shift. Accordingly, the results of Protected have been accounted for as discontinued operations for all periods prior to 2021. Refer to Note 17 regarding the transaction with Trebia and recombination with Protected.

The financial results of Protected are presented as loss from discontinued operations, net of income taxes in the Consolidated Statements of Operations. The following table presents the financial results of Protected:

	For the year ended December 31,
	2020	2019
Revenue	$72,937	$45,222

Cost of revenues (exclusive of depreciation and amortization shown separately below)	79,958	67,272
Salaries, commissions, and benefits	1,835	1,678
Selling, general, and administrative	4,047	4,289
Depreciation and amortization	2,412	2,891

Total operating costs and expenses	88,252	76,130

Operating loss	(15,315)	(30,908)
Gain on disposal of Protected	55,070	—
Noncontrolling interest	7,642	15,454
Income tax	—	—

Income (loss) from discontinued operations, net of income taxes	$47,397	$(15,454)

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

The following table presents depreciation, amortization, capital expenditures, and significant non-cash items of the discontinued operations related to Protected:

	For the year ended December 31,
	2020	2019
Depreciation	$59	$29
Amortization	2,353	2,862
Capital expenditures	29	171
Noncontrolling interest	7,642	15,454

17. MERGER

On June 28, 2021, the Company entered into a Business Combination Agreement (as amended on November 30, 2021, January 10, 2022 and January 25, 2022), (the “Business Combination Agreement”) by and among Trebia Acquisition Corporation (“Trebia”) and Protected (together with System1 and Trebia, collectively, the “Companies”). On January 27, 2022 (the “Closing Date”), the Company consummated the merger (the “Merger”) pursuant to the Business Combination Agreement. Following the consummation of the Merger, the combined company (“Post Closing Company”) is organized in an “Up-C” structure, in which substantially all of the assets and business operations of System1 are held by S1 Holdco. The combined Companies’ business continues to operate through the subsidiaries of S1 Holdco and Protected. Additionally, Trebia’s ordinary shares, warrants and units ceased trading on the New York Stock Exchange (“NYSE”), and System1 Inc. Class YSE on January 28, 2022 under the symbols “SST” and “SST.WS,” respectively.

The consideration paid to the existing Securityholders of System1 and Protected in connection with the Merger was a combination of cash and equity.

The aggregate cash consideration payable under the Business Combination Agreement (“Closing Cash Consideration”) was $445,432 of which $195,070 cash proceeds was received or is to be received by System1 Equityholders and Protected Equityholders, and $250,362 cash proceeds was received by Court Square.

The aggregate equity consideration paid under the Business Combination Agreement and/or retained S1 Holdco Class B Units (“Closing Equity Consideration”) was approximately $667,500, consisting of (a) the aggregate equity consideration payable under the Business Combination Agreement, consisting of shares of Class A Common Stock (valued at $10.00 per share), RSUs and Class C Common Stock, and (b) the aggregate S1 Holdco Class B Units retained by System1 Equityholders at the Closing (valued at $10.00 per share).

In connection with the Merger, Trebia and Cannae Holdings, Inc. entered into the Backstop Agreement (the “Backstop Agreement”) whereby Cannae agreed, subject to the other terms and conditions, to subscribe for Trebia Class A Common Stock in order to fund redemptions by shareholders of Trebia. As a result of shareholder redemptions, Trebia shareholders provided $7,031 of funding and Cannae provided $246,484 per the Backstop Agreement.

In connection with the Business Combination Agreement, System1 Midco, LLC entered into a new loan (“Term Loan”) and revolving facility (“Revolving Facility”). See Note 18 for further details.

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

Concurrently with the consummation of the Merger, System1 entered into a tax receivable agreement with Trebia (the “Tax Receivable Agreement”), pursuant to which, among other things, the parties to the Tax Receivable Agreement have agreed to the allocation and payment of 85% of the actual savings, if any, in U.S. federal, state and local income tax that Trebia may realize as a result of certain tax benefits related to the transactions contemplated by the Business Combination Agreement and future exchanges of units in the Company for Trebia Class A Common Stock.

18. SUBSEQUENT EVENTS

Concurrently with the Merger with Trebia and Protected.net, System1 Midco, LLC entered into a new loan agreement with Bank of America, N.A. on January 27, 2022 for a 5.5 year term loan with a principal of $400,000 and with the net proceeds of $376,000, of which a portion of the proceeds was used to settle the Company’s outstanding debt of $172,038. For every 6-month interest period, the interest rate is the adjusted Term Secured Overnight Financing Rate (“SOFR”) plus 4.75% with an adjusted Term SOFR floor of 0.50%. The Term Loan will amortize in quarterly installments on each Scheduled Payment Date (commencing with the Scheduled Payment Date occurring on June 30, 2022). The new loan comes with a springing covenant, which goes into effect if the utilization on the Revolving Facility exceeds 35% at each quarter-end starting from the first full quarter after the effective date of the Merger, such that the first lien leverage ratio (as defined in the credit agreement) should not exceed 5.40. For the period covering June 30, 2022 through and including December 31, 2025, $5,000 of the amortization payment will be made quarterly. For March 31, 2026 (scheduled payment date) and thereafter, $7,500 of the amortization payment will be made quarterly. In addition, the Company also obtained a Revolving Facility of $50,000 on January 27, 2022. The Revolving Facility will mature five years after the Closing. The interest rate on the Revolving Facility is the adjusted Term SOFR plus 2.75% with an adjusted Term SOFR floor of 0%. In March 2022, the Company borrowed $49,000 on its Revolving Facility.

In January 2022, as part of the Merger with Trebia and Protected, the liability and agreement with the Company’s former CEO was settled.

On May 28, 2021, the Company executed a letter of intent to acquire assets of RoadWarrior LLC, a subscription-based business. On February 10, 2022, the Company closed the transaction for a total consideration of up to $22,150, consisting of $19,650 in cash up front, and up to $2,500 in a combination of cash and stock in 2023 subject to the achievement of certain financial objectives in 2022. The required information for purchase price allocation in accordance with the FASB ASC Topic 805 is not presented because the initial accounting for the business combination is incomplete as of the date of this filing, due to the short period since acquisition.

Prior to the end of 2021, the Company entered into a non-binding Letter of Intent to acquire NextGen Shopping, Inc.’s CouponFollow, a coupon destination for online shoppers, for up to $115,000, with the total consideration consisting of a combination of cash and stock, inclusive of earnout payments earned and payable over three years upon the achievement of certain financial objectives. On March 4, 2022, the Company closed the transaction for a total consideration of up to $115,000, consisting of 2,000 shares to be granted, $60,000 in cash due between the close and January 2023, and a maximum of cash and stock up to $35,000 payable over three years upon the achievement of certain financial objectives. The required ASB ASC Topic 805 is not presented because the initial accounting for the business combination is incomplete as of the date of this filing, due to the short period since acquisition.